Exhibit 99.1
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                                                               [GRAPHIC OMITTED]
                                                                     Argan, Inc.

NEWS - FOR IMMEDIATE RELEASE

Date:        October 25, 2005
From:        Argan, Inc.
Contact:     Haywood Miller
Fax:         301-315-0064
Phone:       301-315-0027

             ARGAN ANNOUNCES THAT VITARICH MANUFACTURING FACILITIES
                 SUSTAINED MINIMAL DAMAGE DUE TO HURRICANE WILMA

ROCKVILLE, MD - Argan, Inc. (PINK SHEETS; BSE: AGAX.PK; AGX) announces that the Naples, FL manufacturing facilities of its Vitarich Laboratories, Inc. subsidiary sustained minimal damage due to Hurricane Wilma. The plant will be fully operational once power is restored to the area. "The staff at Vitarich has been commended for their foresight and preparation in advance of this terrible storm," stated Rainer Bosselmann.

Argan is a publicly traded holding company, focusing on companies that provide products and services to growth industries. Vitarich Laboratories, a wholly owned subsidiary of Argan located in Naples, FL, is a farm-to-market, vertically integrated contract private label manufacturer of premium nutraceutical products, including nutritional and whole-food dietary supplements and other personal healthcare products. Argan has another wholly owned subsidiary, Southern Maryland Cable, Inc., that provides inside premise wiring services to the federal government and also provides underground and aerial construction services and splicing to major telecommunications and utilities customers.

For more information on Argan, go to www.arganinc.com and to www.vitarichlabs.com for more information on Vitarich Laboratories.

This press release contains certain-forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange act of 1934, as amended. Although Argan believes the assumptions underlying the forward-looking statements contained herein, including the development plans of Argan, are reasonable, any of the assumptions could be inaccurate and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate. In light of significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Argan or any other person that the objectives and plans of Argan will be achieved.